Press Release

Oracle Buys Textura

Adds Leading Construction Contracts and Payment Management Cloud Services to the Oracle Engineering and Construction Industry Cloud Platform

CHICAGO (April 28, 2016) – Textura Corporation (NYSE: TXTR), a leading provider of construction contracts and payment management cloud services, today announced that it has entered into a definitive agreement to be acquired by Oracle. Under the terms of the agreement, Textura shareholders will receive $26.00 in cash per share of common stock they hold. The transaction is valued at approximately $663    million, net of Textura’s cash.

Textura’s cloud services process $3.4 billion in payments for over 6,000 projects each month, helping keep projects on time and under budget while reducing risk for developers, contractors and subcontractors. Textura offers its cloud services in a consumption model preferred by the engineering and construction industry whereby the companies involved pay based on project activity. Further, usage of Textura’s cloud services creates a network effect that benefits all participants as more than 85,000 general and subcontractors are connected to the platform.

Oracle Primavera offers a complete suite of cloud solutions for project, cost, time and risk management. The Oracle Primavera flagship products have been completely re-architected for the Cloud, and the result is a set of cloud services that are growing rapidly as construction and engineering companies embrace digital transformation. Together, Oracle Primavera and Textura will form the Oracle Engineering and Construction Global Business Unit offering a comprehensive cloud-based project control and execution platform that manages all phases of engineering and construction projects.

“The increasingly global engineering and construction industry requires digital modernization in a way that automates manual processes and embraces the power of cloud computing to easily connect the construction job site, reduce cost overruns, and improve productivity,” said Mike Sicilia, SVP and GM, Engineering and Construction Global Business Unit, Oracle. “Together, Textura and Oracle Engineering and Construction will have the most comprehensive set of cloud services in the industry.”

“Textura’s mission is to bring workflow automation and transparency to complex construction projects while improving their financial performance and minimizing risks,” said David Habiger, Chief Executive Officer, Textura. “We are excited to join Oracle and bring our cloud-based capabilities to help extend the Oracle Engineering and Construction Industry Cloud Platform.”

The Board of Directors of Textura has unanimously approved the transaction. The transaction is expected to close in 2016, subject to Textura stockholders tendering 66 2/3% of Textura’s outstanding shares and derivative securities exercised prior to the closing (as required by Textura’s certificate of incorporation) in the tender offer, certain regulatory approvals and other customary closing conditions.

More information about this announcement is available at www.texturacorp.com/oracle.

About Textura
Textura is a leading provider of construction collaboration and productivity tools. Our solutions serve all construction industry professionals across the project lifecycle – from takeoff, estimating, design, pre-qualification and bid management to submittals, field management, performance management, LEED management and payment. With award-winning technology, world-class customer support and consistent growth, Textura is leading the construction industry’s technology transformation. www.texturacorp.com

Contact Info

Investors: Annie Leschin, StreetSmart IR 415-775-1788 ir@texturacorp.com	Media: Matt Scroggins, Director of Communications 224-254-6652 matt.scroggins@texturacorp.com

Use of Forward Looking Statements
Statements in this document may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this documents include without limitation statements regarding the planned completion of the transaction. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: the timing of the transaction; the percentage of the Company’s stockholders tendering their shares in the offer contemplated by the transaction (the “Offer”); the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, vendors and other business partners; stockholder litigation in connection with the transaction resulting in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our other reports we file with the SEC, as well as the tender offer documents to be filed by Oracle, OC Acquisition LLC and Textura Corporation, and the Solicitation/Recommendation Statement to be filed by the Company. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.
Additional Information
The Offer has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of the Company or any other securities. On the commencement date of the Offer, by Oracle, OC Acquisition LLC and Textura Corporation will file a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the Offer, as they may be amended from time to time, when they become available because they will contain important information. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer which will be named in the tender offer statement. Those materials and all other documents filed by the Company, by Oracle, OC Acquisition LLC and Textura Corporation with the SEC will be available both at no charge on the SEC’s web site at www.sec.gov and may be obtained for free by directing requests to ir@texturacorp.com.